AGREEMENT AND PLAN

                                    OF MERGER

                                  BY AND AMONG

                         TELEBANC FINANCIAL CORPORATION

                                       and

                            MET HOLDINGS CORPORATION

                                                   May 10, 1996




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                                TABLE OF CONTENTS


                                                                    Page

1. WORDS, TERMS AND PHRASES............................................1
      1.1. Number and Gender...........................................1
      1.2. Definitions.................................................1
2. THE MERGER..........................................................5
      2.1. The Merger..................................................5
      2.2. Consideration for MET Holdings Stock........................5
      2.3. MET Holdings Options........................................7
      2.4. Modification of Structure...................................7
3. REPRESENTATIONS AND WARRANTIES......................................8
      3.1. Representations and Warranties of TeleBanc..................8
      3.2. Representations and Warranties of MET Holdings..............9
4. COVENANTS...........................................................15
      4.1. Regulatory Applications.....................................15
      4.2. Registration Statement......................................16
      4.3. Shareholder Approvals.......................................17
      4.4. Blue Sky....................................................18
      4.5. Other Approvals.............................................18
      4.6. Conduct of the Business of MET Holdings and each MET
           Holdings Subsidiary.........................................18
      4.7. Employee Plans..............................................20
      4.8. Access to Information.......................................20
      4.9. Confidentiality.............................................21
      4.10. Best Efforts...............................................21
5. CONDITIONS..........................................................22
      5.1. Conditions to Obligations of the Parties....................22
      5.2. Conditions to Obligations of TeleBanc.......................22
      5.3. Conditions to Obligations of MET Holdings...................23
6. CLOSING.............................................................24
      6.1. Time and Place of Closing...................................24
      6.2. TeleBanc Deliveries.........................................24
      6.3. MET Holdings Deliveries.....................................24
      6.4. Fees and Closing Costs......................................24
7. TERMINATION.........................................................25
      7.1. Mutual Consent..............................................25
      7.2. Other Termination...........................................25
      7.3. Effect of Termination.......................................26
8. MISCELLANEOUS.......................................................26
      8.1. Notices.....................................................26
      8.2. Entire Agreement............................................26
      8.3. Amendment...................................................27
      8.4. Waiver......................................................27
      8.5. Severability................................................27
      8.6. Captions....................................................27
      8.7. Governing Law...............................................27
      8.8. No Third Party Beneficiaries................................27
      8.9. Assignability...............................................27
      8.10. Parties Not Partners.......................................28
      8.11. Counterparts...............................................28
      8.12. Cumulative Remedies........................................28

                                        -i-
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      8.13. Time of Performance........................................28
      8.14. Further Assurances.........................................28
      8.15. Time of Essence............................................28
      8.16. Survival...................................................28
      8.17. Indemnification of TeleBanc................................29




























                                       -ii-

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                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER ("this Agreement") is made and entered into effective as of May 10, 1996, by and among TeleBanc Financial Corporation ("TeleBanc"), a Delaware corporation, and MET Holdings Corporation ("MET Holdings"), a Delaware corporation.


                                    RECITALS

                  A. TeleBanc is a corporation with common stock, par value $0.01 per share (the "TeleBanc Stock"). TeleBank (the "Bank"), a federally chartered savings bank, is a wholly-owned subsidiary of TeleBanc which has its principal office located in Arlington, Virginia.

                  B. MET Holdings is a privately held corporation whose Class A Common Stock, Class B Common Stock, Class A Serial Preferred Stock and Class B Serial Preferred Stock have a par value of $0.10 per share (the "MET Holdings Stock"). MET Holdings holds approximately 63.4% of the outstanding TeleBanc Stock. MET Holdings also owns 80.3% of Arbor Capital Partners, Inc. ("Arbor"), a Securities and Exchange Commission ("SEC") registered investment advisor and National Association of Securities Dealers, Inc. ("NASD") member broker-dealer, and holds direct and indirect investments in, among other things, Loan Identification Number Corporation ("LIN"), AG Arbor Management, L.L.C. ("AG Arbor"), CD Partners, L.P. ("CD Partners") and Eric Bruskin Associates, Inc. ("Bruskin").

                  C. It is the intention of the parties that TeleBanc and MET Holdings be combined through a merger, which is tax free to TeleBanc, of MET Holdings with and into TeleBanc on the terms and subject to the conditions set forth in this Agreement.

                  D. The respective boards of directors of each of the parties have duly approved this Agreement and have duly authorized its execution and delivery.

                  NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby represent, warrant, covenant and agree as follows.


1.        WORDS, TERMS AND PHRASES


         1.1.      Number and Gender.

                  When used in this Agreement, all words in the singular number shall extend to and include the plural number, where the content so requires; all words used in the plural number shall extend to and include the singular number where the content so requires; and all words used in any gender, whether male, female or neuter, shall extend to and include all genders that may be applicable in any particular context.


         1.2.      Definitions.

                  In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when utilized in this Agreement:

                  "Application":     Any    application,     notice,    request,
correspondence or other filing, material or communication submitted to any Governmental Authority in connection with any Regulatory Approval.

                  "Benefit Arrangement": Any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, retirement or incentive plan or arrangement, or any group or individual health, disability or life insurance plan, or welfare or similar plan or arrangement for the benefit of any one or more of the directors, officers and employees of MET Holdings or any MET Holdings Subsidiary, whether active or retired, other than Employee Plans and plans and agreements providing for base salary and base wages.

                  "Business Day": Any day other than a Saturday, a Sunday, an official federal or Commonwealth of Virginia holiday, a day on which banks operating in Virginia generally are not open for business, and a day on which the OTS and/or the FDIC are not open for business.

                  "Caplan/Smilow Escrow Agreement:" The escrow agreement by and among TeleBanc, MET Holdings and the Escrow Agent, entered into on or before the Closing Date, the terms of which will be substantially as set forth in Section 2.2.1(b) of this Agreement.

                  "Caplan/Smilow Escrow Shares:" This term has the meaning set forth in Section 2.2.1(b).

                  "Class A Common Stock": The common stock, par value $0.10 per share, of MET Holdings.

                  "Class A Serial Preferred Stock": The preferred stock, par value $0.10 per share, of MET Holdings.

                  "Class B Common Stock": The common stock, par value $0.10 per share, of MET Holdings.

                  "Class B Serial Preferred Stock": The preferred stock, par value $0.10 per share, of MET Holdings.

                  "Closing": The consummation of the Merger and any other transactions contemplated by this Agreement on the Closing Date.

                  "Closing Conditions": All conditions precedent to the obligation of any one or more parties hereto to consummate the transactions contemplated by this Agreement, including, without limitation, those conditions set forth in Section 5.

                  "Closing Date": The date on which the Closing occurs, which shall be the fifth Business Day after the satisfaction or waiver of all Closing Conditions or such other earlier Business Day as the parties may mutually determine after the satisfaction or waiver of all of the Closing Conditions.

                  "Common Stock Exchange Ratio:" This term has the meaning set forth in Section 2.2.1(a).

                  "Default":  A party shall be in Default hereunder if:

                           (i) any  representation  or  warranty  of said  party
                  contained in this Agreement shall have been incorrect, incomplete or otherwise misleading when made in any material respect; and/or

                           (ii) such  party  shall  have  failed to  perform  or
                  otherwise breached in any material respect any of its covenants and obligations contained in this Agreement and such failure or breach shall have remained uncured for 10 days after notice thereof to the defaulting party by the other party hereto.

                  "Dissenting Shares": The shares held by MET Holdings shareholders that have timely and properly perfected their dissenters' rights pursuant to Section 262 of the General Corporation Law of the State of Delaware.

                  "Effective Time": The time at which the Merger becomes effective, which shall be the later of (i) the date and time set forth in the Certificate of Merger, (ii) or the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware.

                  "Employee Plan": Any "employee benefit plan" (as that term is defined in Section 3(3) of ERISA) that is subject to any provisions of ERISA and covers any one or more of the directors and employees of MET Holdings or any MET Holdings Subsidiary, whether active or retired.

                  "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Account:" An escrow account established pursuant to the Caplan/Smilow Escrow Agreement or the Stockholder Escrow Agreement, as applicable.

                  "Escrow Agent:" An escrow agent, mutually selected by TeleBanc and MET Holdings, that is identified as the "Escrow Agent" in the Caplan/Smilow Escrow Agreement or the Stockholder Escrow Agreement, as applicable.

                  "Exchange Act": The Securities Exchange Act of 1934, as amended.

                  "FDIC":  The Federal Deposit Insurance Corporation.

                  "Financial Advisor": Corporate Finance of Washington, Inc., or such other independent financial adviser as TeleBanc may consult for the purposes specified herein.

                  "Governmental Authority": Any federal, state, county, municipal or other local legislative, regulatory (including non-governmental self-regulatory bodies such as the NASD) or judicial body or other entity with jurisdiction over all or any portion of any one or more of TeleBanc, MET Holdings, the Bank, or any of their respective properties, businesses and affairs.

                  "IRC": The United States Internal Revenue Code of 1986, as amended.

                  "Knowledge": As to any person, and as of the date of the statement in question, such person's actual knowledge or what such person should have known in the ordinary exercise of that person's duties in the capacity referred to herein.

                  "Laws": Any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Authority.

                  "Material Adverse Change in MET Holdings": Any material adverse change in the business, financial condition, operating results or prospects of MET Holdings and the MET Holdings Subsidiaries taken as a whole.

                  "Material Adverse Change in TeleBanc": Any material adverse change in the business, financial condition, operating results or prospects of TeleBanc and the TeleBanc Subsidiaries taken as a whole.

                  "Merger": The merger of MET Holdings with and into TeleBanc in accordance with the terms and provisions of the Plan of Merger, upon which merger TeleBanc shall be the surviving corporation.

                  "Merger Consideration": Collectively, the TeleBanc Stock and cash to be received by the holders of MET Holdings Stock and the MET Holdings Options in accordance with Sections 2.2 and 2.3 of this Agreement.

                  "MET Holdings Disclosure Schedule": All of the disclosure schedules which may be required of MET Holdings pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement.

                  "MET Holdings Options": Options or any other rights to purchase or acquire shares of MET Holdings Stock, including, without limitation, options, warrants, stock appreciation rights or similar rights to acquire MET Holdings Stock or equity capital stock of any MET Holdings Subsidiary.

                  "MET Holdings Stock": The Class A Common Stock, Class B Common Stock, Class A Serial Preferred Stock, and Class B Serial Preferred Stock, of MET Holdings.

                  "MET Holdings Subsidiary": Each corporation, partnership or other business enterprise, other than TeleBanc and the Bank, which is consolidated with MET Holdings for financial reporting purposes or of which MET Holdings owns, directly or indirectly, 25% or more of the outstanding capital stock or other ownership interest.

                  "OTS":  The Office of Thrift Supervision.

                  "Plan of Merger": A plan of merger to be entered into subsequent to the date of this Agreement which is consistent with the terms of this Agreement.

                  "Promissory Notes:" The four promissory notes, each dated May 10, 1993, made by MET Holdings to the order of: (1) Eric Claus, in the original principal amount of $112,400, (2) LCF America, Inc., in the original principal amount of $356,000, (3) Antoine Schwartz, in the original principal amount of $362,800, and (4) Banque Dumenil Leble, in the original principal amount of $1,663,360.

                  "Proxy Statement/Prospectus": The combined proxy statement and prospectus to be used to solicit MET Holdings' and TeleBanc's respective shareholders for the approvals required to consummate the transactions contemplated by this Agreement, and to offer TeleBanc Stock in connection therewith.

                  "Registration Statement": The registration statement filed with the SEC by TeleBanc for the purpose of registering the TeleBanc Stock to be issued as part of the Merger Consideration, in the form declared effective by the SEC, together with all amendments and supplements thereto, as declared effective by the SEC.

                  "Regulations": The rules and regulations of the SEC, the OTS, the NASD and the FDIC.

                  "Regulatory Approvals": Each and every consent, approval, expiration of a waiting period and similar action or inaction by any governmental authority (including, without limitation, the OTS, the United States Federal Trade Commission and the United States Department of Justice) or self-regulatory organization (including, without limitation, the NASD) that is required in connection with the consummation of the transactions contemplated by this Agreement.

                  "Securities Act":  The Securities Act of 1933, as amended.

                  "Stockholder Escrow Agreement:" The escrow agreement by and among TeleBanc, MET Holdings and the Escrow Agent, entered into on or before the Closing Date, the terms of which will be substantially as set forth in Section 2.2.1(c) of this Agreement.

                  "Stockholder Escrow Shares:" This term has the meaning set forth in Section 2.2.1(c).

                  "Supervisory Agreement": The supervisory agreement of the Bank and the OTS dated May 24, 1993, as amended on March 18, 1994.

                  "Surviving   Corporation":    TeleBanc,   as   the   surviving
corporation of the Merger.

                  "Tax Opinion": The tax opinion of Arthur Andersen LLP that TeleBanc may require as a Closing Condition.

                  "Tax Returns": All federal, state and local tax returns, reports and declarations of estimated tax with respect to income and all other applicable taxes, and all other tax returns and reports, the filing of which is required by applicable Laws (including returns and reports with respect to taxes withheld from or imposed in respect of employees' wages and with respect to deposit accounts).

                  "TeleBanc Stock": The common stock, par value $0.01 per share, of TeleBanc.

                  "TeleBanc Subsidiary": Each corporation, partnership or other business enterprise which is consolidated with TeleBanc for financial reporting purposes or of which TeleBanc owns, directly or indirectly, 25% or more of the outstanding capital stock or other ownership interest.


2.        THE MERGER


         2.1.      The Merger.

                  At the Effective Time, MET Holdings shall be merged with and into TeleBanc as permitted by and in accordance with applicable Laws and on the terms and subject to the conditions contained in this Agreement and the Plan of Merger. Simultaneously with the effectiveness of the Merger, (a) the separate existence of MET Holdings shall cease, and (b) TeleBanc, as the Surviving Corporation, shall continue to exist under and be governed by the General Corporation Law of the State of Delaware. At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be in the form of the certificate of incorporation and bylaws of TeleBanc immediately preceding the Merger. At the Effective Time, the board of directors and executive officers of TeleBanc shall be the directors and executive officers of the Surviving Corporation.


         2.2.      Consideration for MET Holdings Stock.

                  In order to consummate the Merger:

                  2.2.1.   Conversion of MET Holdings Stock.

                  (a) At the Effective Time, all of the shares of TeleBanc Stock owned by MET Holdings shall be canceled and returned to the Treasury of TeleBanc. Also at the Effective Time, each issued and outstanding share of Class A Common Stock and Class B Common Stock (other than Dissenting Shares) shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into the right to receive 80.54 shares of TeleBanc Stock (the "Common Stock Exchange Ratio"). Also at the Effective Time, each issued and outstanding share of Class A Serial Preferred Stock and Class B Serial Preferred Stock shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into the right to receive 72.46 shares of TeleBanc Stock. All other shares of MET Holdings Stock shall be canceled.

                  (b)  Caplan/Smilow  Escrow  Shares.  Upon the Effective  Time,
TeleBanc shall issue and deposit with the Escrow Agent of the Caplan/Smilow Escrow Agreement 235,990 shares of TeleBanc Stock which otherwise would be issued, pursuant to Section 2.2.1(a), either on behalf of Mitchell H. Caplan or David A. Smilow or attributed to either of Messrs. Caplan or Smilow as a result of the Merger (the "Caplan/Smilow Escrow Shares") to be held in an Escrow Account. Pursuant to the terms of the Caplan/Smilow Escrow Agreement, the Caplan/Smilow Escrow Shares shall be released periodically on a pro rata basis to each of Messrs. Caplan and Smilow within five Business Days following each distribution, if any, to Arbor from either of AG Spruce Fund, L.P. or AGEA Partners, L.P. (the "Funds") in return of Arbor's capital investment in the Funds. The Caplan/Smilow Escrow Agreement shall provide that prior to the Escrow Termination Date (as defined below), any such Caplan/Smilow Escrow Shares that have not been distributed to Messrs. Caplan and Smilow shall be voted by Messrs. Caplan and Smilow, as applicable. Any dividends or other earnings on the Caplan/Smilow Escrow Shares will be held in escrow and distributed with the
Caplan/Smilow Escrow Shares to which such dividends or earnings relate, in accordance with the terms of the Caplan/Smilow Escrow Agreement. Any Caplan/Smilow Escrow Shares that have not been distributed upon the final liquidation, dissolution or termination of both of the Funds (the "Escrow Termination Date"), pursuant to the terms of the Caplan/Smilow Escrow Agreement, shall be canceled and returned to TeleBanc's treasury.

                  (c) Stockholder Escrow Shares. Upon the Effective Time, in addition to the shares of TeleBanc Stock issued pursuant to Section 2.2.1(a), TeleBanc shall issue and deposit with the Escrow Agent 750,000 shares of TeleBanc Stock to be held in an Escrow Account (the "Stockholder Escrow Shares"). Pursuant to the terms of the Statement of Earnings Requirements (which is attached as Exhibit A to this Agreement, and which also will be attached as Schedule B to the Stockholder Escrow Agreement), once the Initial Arbor Earnings Goal has been achieved, Stockholder Escrow Shares will be released periodically on a pro rata basis, in accordance with the Release Ratio (as such term is defined in Exhibit A), to the shareholders of MET Holdings identified in Schedule A to the Stockholder Escrow Agreement. If the Initial Arbor Earnings Goal has not been met prior to or on the Escrow Termination Date or if any of the Stockholder Escrow Shares remain in the Escrow Account after the Escrow Termination Date, pursuant to the terms of the Stockholder Escrow Agreement, any remaining Stockholder Escrow Shares in the Escrow Account shall be canceled and returned to TeleBanc's treasury. The Stockholder Escrow Agreement shall provide that prior to the Escrow Termination Date, any such Stockholder Escrow Shares that remain in the Stockholder Escrow Account shall be voted by the Escrow Agent in the same pro rata proportion as the other issued and outstanding shares of TeleBanc Stock are voted. Any dividends or other earnings on the Stockholder Escrow Shares will be held in escrow and distributed with the Stockholder Escrow Shares to which such dividends or earnings relate, in accordance with the terms of the Stockholder Escrow Agreement. As provided in Section 8.17, for so long as any of the Stockholder Escrow Shares or any dividends or other earnings thereon are held in the Escrow Account pursuant to the Stockholder Escrow Agreement, such shares and any dividends or other earnings thereon shall be available to satisfy any claims for indemnification by TeleBanc for the applicable period set forth in Section 8.16(b).

                  2.2.2. Fractional Shares. Certificates for fractions of shares of TeleBanc Stock will not be issued. In lieu of a fraction of a share of TeleBanc Stock, each holder of MET Holdings Stock otherwise entitled to a fraction of a share of TeleBanc Stock shall be entitled to receive an amount of cash equal to (i) the fraction of a share of TeleBanc Stock to which such holder would otherwise be entitled, multiplied by (ii) the average prices for trades of TeleBanc Stock for the 30 days proceeding the Closing Date as reported in the over-the-counter markets. Following consummation of the Merger, no holder of MET Holdings Stock shall be entitled to dividends or any other rights in respect of any such fraction.

                  2.2.3. Cancellation of Unissued and Treasury Shares. No payment shall be made in respect of authorized but unissued shares of MET Holdings Stock or treasury shares of MET Holdings Stock, and such shares shall be canceled upon the Closing.

                  2.2.4. Dissenting Shares. Notwithstanding anything to the contrary herein, Dissenting Shares shall not be converted into or represent a right to receive the consideration specified in Sections 2.2.1 and 2.2.2, but the holder thereof (to the extent that such holder, as of the Effective Time of the Merger, has not effectively withdrawn or lost his dissenter's rights, shall be entitled only to such rights as are granted by applicable Law.


         2.3.      MET Holdings Options.

                  At the Effective Time, all MET Holdings Options shall terminate. At the option of the holder, as may be determined by any holder by providing written instructions to TeleBanc no less than 10 calendar days before the Effective Time, TeleBanc shall either (i) in cash, pay to each holder of outstanding unexpired and unexercised MET Holdings Options $82,302.45, or (ii) issue to each holder of outstanding unexpired and unexercised MET Holdings Options 9,940 shares of TeleBanc Stock which equals the Common Stock Exchange Ratio times the number of shares of MET Holdings Stock into which such MET Holdings Options are exercisable less the strike price of such options, or (iii) pay to the holder part in cash and issue to the holder shares of TeleBanc Stock, with the amount of cash and the number of shares of TeleBanc Stock to be determined, respectively, as set forth in clauses (i) and (ii) of this paragraph.


         2.4.      Modification of Structure.

                  Notwithstanding   any  provision  of  this  Agreement  to  the
contrary, TeleBanc may elect to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or state income tax consequences to MET Holdings and its shareholders as a result of such modification; (ii) the consideration to be paid to holders of MET Holdings Stock or MET Holdings Options under this Agreement is not thereby changed in kind or reduced in amount to any extent that, but for such modification, such consideration would not have been changed or reduced; (iii) there are no material adverse changes to the benefits and other arrangements being provided to or on behalf of MET Holdings and the MET Holdings Subsidiaries' directors, officers and other employees; and, (iv) such modification will not be likely to delay materially or jeopardize receipt of any required Regulatory Approvals or of the Tax Opinion (unless the Closing Condition regarding the Tax Opinion is waived by TeleBanc). In the event this Agreement is terminated in accordance with Section 7.2.3, TeleBanc shall reimburse MET Holdings for any expenses incurred by MET Holdings solely as a result of a modification pursuant to this Section 2.4.

3.        REPRESENTATIONS AND WARRANTIES


         3.1.      Representations and Warranties of TeleBanc.

                  TeleBanc  hereby  makes  the  following   representations  and
warranties to MET Holdings, each of which is being relied upon by MET Holdings as a material inducement to enter into and perform this Agreement:

                  3.1.1. Organization of TeleBanc. TeleBanc is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. TeleBanc has full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now being conducted, which business is described in TeleBanc's Annual Report on Form 10-K for the year ended December 31, 1995. TeleBanc is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the employees or of the properties or assets owned or leased by it makes such licensing or qualification necessary.

                  3.1.2. TeleBanc Subsidiaries. All the shares of capital stock or other ownership interest of a TeleBanc Subsidiary which are owned by TeleBanc or a TeleBanc Subsidiary are owned free and clear of any liens, claims, charges or other encumbrances. Each TeleBanc Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation or organization, has full corporate power and authority to own or lease its properties and assets and to carry on its business as now being conducted, is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the employees or of the properties or assets owned or leased by it makes such licensing or qualification necessary.

                  3.1.3. Capitalization. The entire authorized capital stock of TeleBanc consists of 4,000,000 shares, (i) 3,500,000 shares of common stock, par value $0.01 per share, of which 2,049,500 shares have been issued and are outstanding and (ii) 500,000 shares of preferred stock, par value $0.01 per share, of which no shares have been issued and are outstanding. There also are issued and outstanding 345,000 warrants to purchase one share each of TeleBanc Stock (the "Warrants"). All the issued and outstanding shares of TeleBanc Stock and the capital stock of each TeleBanc Subsidiary have been duly authorized and validly issued.

                  3.1.4. Authorization. TeleBanc has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the shareholders of TeleBanc entitled to vote thereon and to the receipt of all Regulatory Approvals, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. This Agreement has been duly authorized by the board of directors of TeleBanc and, except for the approval of the shareholders of TeleBanc as to this Agreement, including the Plan of Merger, no other corporate proceedings on the part of TeleBanc or any TeleBanc Subsidiary are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by TeleBanc and constitutes a valid and legally binding obligation of TeleBanc enforceable against TeleBanc in accordance with its terms.

                  3.1.5. Non-Contravention. The execution and delivery of this Agreement by TeleBanc does not, and the performance of this Agreement by TeleBanc, in accordance with the terms hereof, will not (a) violate any provision of the charter or certificate of incorporation or bylaws of TeleBanc or any TeleBanc Subsidiary or (b) conflict with or result in a breach of, or default under, or result in the creation of any lien, claim, charge or other encumbrance upon any of the assets or properties of TeleBanc or any TeleBanc Subsidiary pursuant to the provisions of any agreement, mortgage, indenture or other document or instrument to which TeleBanc or any TeleBanc Subsidiary is a party or by which TeleBanc, any TeleBanc Subsidiary or any of their respective properties or assets is bound, or (c) violate any existing Laws applicable to TeleBanc or any TeleBanc Subsidiary or any of their respective properties or assets, or applicable to TeleBanc's power or authority to perform its obligations under this Agreement, or TeleBanc's ability to obtain the Regulatory Approvals.

                  3.1.6.   Financial Statements.

                  (a) TeleBanc has previously delivered or made available to MET Holdings accurate and complete copies of the consolidated statements of financial condition of TeleBanc as of December 31, 1994 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1994 and 1995, accompanied by the audit report of the independent public accountants with respect to TeleBanc as of such date. The consolidated statements of financial condition of TeleBanc referred to herein (including the related notes, where applicable) fairly present the consolidated financial condition of TeleBanc as of the respective dates set forth therein, and the related consolidated statements of income, shareholders' equity and cash flows (including the related notes, where applicable) fairly present the consolidated results of operations, shareholders' equity and cash flows of TeleBanc for the respective periods or as of the respective dates set forth therein.

                  (b) Each of the financial statements referred to in Section 3.1.6(a) has been prepared in accordance with generally accepted accounting principles. The audits of TeleBanc and each TeleBanc Subsidiary have been conducted in accordance with generally accepted auditing standards. The books and records of TeleBanc and each TeleBanc Subsidiary are being maintained in material compliance with applicable legal and accounting requirements.


         3.2.      Representations and Warranties of MET Holdings.

                  MET Holdings hereby makes the following representations and warranties to TeleBanc, each of which is being relied upon by TeleBanc as a material inducement to enter into and perform this Agreement:

                  3.2.1. Organization of MET Holdings. MET Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MET Holdings has full corporate power and authority to own or lease its properties and assets and to carry on its business as now being conducted. MET Holdings is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the employees or of the properties or assets owned or leased by it makes such licensing or qualification necessary.

                  3.2.2.   MET Holdings Subsidiaries.

                  (a) Arbor, LIN, AG Arbor, CD Partners and Bruskin are the only MET Holdings Subsidiaries. All the shares of capital stock or other ownership interest of a MET Holdings Subsidiary which are owned by MET Holdings or a MET Holdings Subsidiary are owned free and clear of any liens, claims, charges or other encumbrances. Each MET Holdings Subsidiary is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has full corporate, partnership or limited liability company power and authority to own or lease its properties and assets and to carry on its business as now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the employees or of the properties or assets owned or leased by it makes such licensing or qualification necessary. Except as to the MET Holdings Options, there is no agreement to which MET Holdings or any MET Holdings

Subsidiary is subject with respect to the issuance, sale, or voting of issued or unissued shares of the capital stock of any MET Holdings Subsidiary.

                  (b) Except as set forth in Section 3.2.2(b) of the MET Holdings Disclosure Schedule, there is no corporation, partnership, joint venture or other business enterprise, other than a MET Holdings Subsidiary, in which MET Holdings owns, directly or indirectly, any equity or other ownership interest, or has the right to share in any profit participation.

                  3.2.3. Capitalization. The entire authorized capital stock of MET Holdings consists of 210,000 shares, (i) 100,000 shares of Class A Common Stock, par value $0.10 per share, of which 11,263 shares have been issued and are outstanding, (ii) 100,000 shares of Class B Common Stock, par value $0.10 per share, of which 6,940 shares have been issued and are outstanding, (iii) 5,000 shares of Class A Serial Preferred Stock, par value $0.10 per share, of which no shares have been issued and are outstanding, and (iv) 5,000 shares of Class B Serial Preferred Stock, par value $0.10 per share, of which 5,000 shares have been issued and are outstanding. All of the issued and outstanding shares of MET Holdings Stock and the capital stock of each MET Holdings Subsidiary have been duly authorized and validly issued and, except as set forth in the next sentence, are fully paid and nonassessable, free of any pre-emptive right, and with no personal liability attaching thereto. As of the date of this Agreement, 167 shares of Class B Serial Preferred Stock are not fully paid, however MET Holdings covenants that such shares shall be fully paid prior to the Closing Date. Except for the MET Holdings Options and the convertibility of the Class A Common Stock, the Class A Serial Preferred Stock, and the Class B Serial Preferred Stock hereinabove described, there are no options, warrants, calls, employee benefit or other plans, preemptive rights or commitments of any character relating to the authorized but unissued capital stock or any other equity security of MET Holdings or any MET Holdings Subsidiary or any securities or obligations convertible into or exchangeable for or giving any person any right to subscribe for or acquire from MET Holdings or any MET Holdings Subsidiary any shares of such capital stock, nor are there any stock appreciation rights, limited rights or other similar rights or obligations of MET Holdings or any MET Holdings Subsidiary exercisable upon any circumstance, including upon a change in control of MET Holdings or any MET Holdings Subsidiary, other than the Promissory Notes. The only MET Holdings Options are as set forth at Section 3.2.3 of the MET Holdings Disclosure Schedule attached hereto. The MET Holdings Options have been validly and properly issued under all applicable federal and state laws and true, correct and complete copies of the related option agreements or grants have been provided to TeleBanc by MET Holdings. There are no outstanding contractual obligations of MET Holdings or any MET Holdings Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of MET Holdings Stock or other ownership interest in MET Holdings or capital stock or ownership interest in any MET Holdings Subsidiary. There are no outstanding agreements, arrangements, commitments, or understandings of any kind to which MET Holdings or, to the Knowledge of any of the directors and officers of MET Holdings, any "associate" or "affiliate" of MET Holdings (as those terms are defined in the rules and regulations promulgated under the Securities Act), is a party affecting or relating to the voting, issuance, purchase, redemption, repurchase, or transfer of MET Holdings Stock or any other securities of MET Holdings, except for MET Holdings Options.

                  3.2.4. Authorization. MET Holdings has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of MET Holdings entitled to vote thereon and to the receipt of all Regulatory Approvals, to consummate the transactions contemplated by this Agreement hereby in accordance with the terms hereof. The execution, delivery and performance of this Agreement has been duly authorized by the board of directors of MET Holdings, and, except for the approval of the shareholders of MET Holdings as to this Agreement, including the Plan of Merger, no other corporate proceedings on the part of MET Holdings or any MET Holdings Subsidiary are necessary to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by MET Holdings and constitutes a valid and legally binding obligation of MET Holdings enforceable against MET Holdings in accordance with its terms.

                  3.2.5. Non-Contravention. The execution and delivery of this Agreement by MET Holdings does not, and the performance of this Agreement, in accordance with the terms hereof, will not (a) violate any provision of the charter or articles of incorporation or bylaws of MET Holdings or any MET Holdings Subsidiary, (b) conflict with or result in a breach of, or default under, or result in the creation of any lien, claim, charge or other encumbrance upon any of the assets or properties of MET Holdings or any MET Holdings Subsidiary pursuant to the provisions of any agreement, mortgage, indenture or other document or instrument to which MET Holdings or any MET Holdings
Subsidiary is a party or by which MET Holdings, any MET Holdings Subsidiary or any of their respective properties or assets is bound, or (c) violate any existing Laws applicable to MET Holdings or any MET Holdings Subsidiary or any of their properties or assets, or applicable to MET Holdings' power or authority to perform its obligations under this Agreement, or MET Holdings' ability to obtain the Regulatory Approvals.

                  3.2.6. Properties and Assets. Neither MET Holdings nor any MET Holdings Subsidiary owns any real property or is a party to any contract for the purchase, sale, or development of real estate. MET Holdings has provided to TeleBanc a true, correct and complete copy of each real property lease, sublease, or similar agreement to which MET Holdings or any MET Holdings Subsidiary is a party. Except for (a) items reflected in the audited financial statements of MET Holdings as of December 31, 1995, (b) exceptions to title that do not interfere materially with MET Holdings' or any MET Holdings Subsidiary's use and enjoyment of owned or leased real property (other than real property acquired through foreclosure or a transaction in lieu of foreclosure), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 3.2.8 below) and (d) properties and assets sold or transferred in the ordinary course of business consistent with past practice since December 31, 1995, MET Holdings and each MET Holdings Subsidiary have good title to all their respective properties and assets, including the properties and assets reflected in the audited financial statements of MET Holdings as of December 31, 1995, whether real, personal, tangible or intangible, free and clear of all liens, claims, charges and other encumbrances. MET Holdings and each MET Holdings Subsidiary, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and there has not occurred under any such lease any breach, violation or default except with respect to deductibles under insurance policies that comply with the requirements of Section 3.2.12, and neither MET Holdings nor any MET Holdings Subsidiary has experienced any uninsured damage or destruction with respect to such properties since December 31, 1995. MET Holdings and each MET Holdings Subsidiary enjoy peaceful and undisturbed possession under all leases for the use of real or tangible personal property under which they are the lessees, and all leases to which MET Holdings and any MET Holdings Subsidiary is a party are valid and enforceable in all material respects in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Neither MET Holdings nor any MET Holdings Subsidiary is in default with respect to any such lease.

                  3.2.7. Certificate of Incorporation and Bylaws. True and complete copies of the certificate of incorporation and bylaws of MET Holdings and each MET Holdings Subsidiary, as in effect on the date hereof, have been delivered to TeleBanc.

                  3.2.8.   Financial Statements.

                  (a) MET Holdings has previously delivered or made available to TeleBanc accurate and complete copies of the consolidated statements of financial condition of MET Holdings as of December 31, 1993, 1994 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1993, 1994 and 1995, in each case accompanied by the audit report of the independent public accountants with respect to MET Holdings. The consolidated statements of financial condition of MET Holdings referred to herein

(including the related notes, where applicable), fairly present the consolidated financial condition of MET Holdings as of the respective dates set forth therein, and the related consolidated statements of income, shareholders' equity and cash flows (including the related notes, where applicable) fairly present the consolidated results of operations, shareholders' equity and cash flows of MET Holdings for the respective periods or as of the respective dates set forth therein.

                  (b) Each of the financial statements referred to in Section 3.2.8(a) has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The audits of MET Holdings and each MET Holdings Subsidiary have been conducted in accordance with generally accepted auditing standards. The books and records of MET Holdings and each MET Holdings Subsidiary are being maintained in material compliance with applicable legal and accounting requirements.

                  (c) Except and to the extent (i) reflected, disclosed or provided for in the financial statements as of December 31, 1995 referred to above and (ii) of liabilities incurred since December 31, 1995 in the ordinary course of business and consistent with past practice, neither MET Holdings nor any MET Holdings Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise.

                  3.2.9. Absence of Changes. Since December 31, 1995, the business of MET Holdings has been conducted only in the ordinary course consistent with past practice and there has not been any Material Adverse Change in MET Holdings, nor has there been any material change in any policy or practice followed by MET Holdings or any MET Holdings Subsidiary in the ordinary course of business.

                  3.2.10. Legal Proceedings. There are no legal, administrative or other claims, actions, suits or other proceedings pending, or to the Knowledge of any of MET Holdings' officers and directors or those of any MET Holdings Subsidiary, threatened, of which MET Holdings or any MET Holdings Subsidiary is a party before any court or arbitration tribunal or before or by any Governmental Authority. Neither MET Holdings nor any MET Holdings Subsidiary is a party to any pending or, to the Knowledge of any of MET Holdings' officers and directors, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement. Neither MET Holdings nor any MET Holdings Subsidiary is subject to any judgment, order, writ, injunction, decree or arbitration award.

                  3.2.11. Certain Contracts. Except as contemplated by this Agreement, neither MET Holdings nor any MET Holdings Subsidiary is a party to or is bound or affected by, or receives benefits under (i) any material agreement, arrangement or understanding not made in the ordinary course of business; (ii) any agreement, indenture or other instrument relating to the borrowing of money by MET Holdings or any MET Holdings Subsidiary or the guarantee by MET Holdings or any MET Holdings Subsidiary of any obligation; (iii) any agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of MET Holdings or any MET Holdings Subsidiary; (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of MET Holdings or any MET Holdings Subsidiary upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (v) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the SEC, the NASD or any other regulatory agency; or (vi) any other agreement, arrangement or understanding, which requires aggregate payments to or from MET Holdings and/or any MET Holdings Subsidiary of $25,000 or more per year.

                  3.2.12. Insurance. All insurance policies and bonds maintained by MET Holdings and any MET Holdings Subsidiary, have, from time to time, in respect of the nature of the risks insured against and amount of coverage provided, been substantially similar in kind and amount to that customarily carried by parties similarly situated who engage in businesses substantially similar to that of MET Holdings and any MET Holdings Subsidiary), and are in full force and effect and have been in full force and effect at all times during which MET Holdings or any MET Holdings Subsidiary had any insurable interest in the subject of such insurance policies and bonds. As of the date hereof, neither MET Holdings nor any MET Holdings Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by MET Holdings and any MET Holdings Subsidiary is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, substantially similar in kind and amount to that customarily carried by parties similarly situated who engage in businesses substantially similar to that of MET Holdings and any MET Holdings Subsidiary, and is sufficient for compliance by MET Holdings and any MET Holdings Subsidiary with all material requirements of law and regulations and agreements to which MET Holdings or any MET Holdings Subsidiary is subject or is a party. True and complete copies of all such policies and bonds as in effect on the date hereof, have been delivered to TeleBanc.

                  3.2.13.  Employee Benefit Plans.

                  (a) True, correct and complete copies of each Employee Plan of MET Holdings, including amendments and trust agreements relating thereto, have been delivered to TeleBanc, together with (i) a complete and correct copy of the five most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such Employee Plan, (ii) a true, correct and complete copy of the five most recent actuarial valuation reports, if any, prepared in connection with any such Employee Plan, and (iii) a true, correct and complete copy of the most recent summary plan description (including any summaries of material modifications) of each such Employee Plan. None of such Employee Plans is a "multiemployer plan," as defined in Section 3(37) of ERISA, and neither MET Holdings nor any MET Holdings Subsidiary has been obligated to make a contribution to any such multiemployer plan within the past five years. Since its inception, each Employee Plan which is intended to be qualified under Section 401(a) of the IRC has been operated and administered in all material respects in accordance with the requirements for a qualified plan under Section 401(a) of the IRC and each trust maintained in connection with each such Employee Plan has been operated and administered in all material respects in accordance with the requirements for a tax exempt trust under
Section 501 of the IRC and applicable state laws. MET Holdings has received from the Internal Revenue Service a determination letter with respect to the qualification of each such Employee Plan and has delivered to TeleBanc a true and complete copy of the most recent determination letter for each such Employee Plan, as well as all correspondence relating to the application therefor. The representations made as a part of the application for each such determination letter were true and complete when made and continue to be true and complete. Nothing has occurred since the date of the most recent applicable determination letter that would adversely affect the qualified status of any such Employee Plan.

                  (b) True and complete copies of all Benefit Arrangements that MET Holdings or any MET Holdings Subsidiary maintains have been delivered to TeleBanc.

                  (c) Each of the Employee Plans and Benefit Arrangements of MET Holdings and any MET Holdings Subsidiary is in compliance with the requirements prescribed by any and all applicable laws and regulations, including, but not limited to, ERISA and the IRC. No Employee Plan is subject to Title IV of ERISA. Neither MET Holdings nor any MET Holdings Subsidiary nor any Employee Plan has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and
Section 4975 of the IRC, which could subject any of them or MET Holdings to material liability under Section 409 or 502(i) of ERISA or Section 4975 of the IRC. No Employee Plan is subject to

Part III of Subtitle B of Title I of ERISA or Section 412 of the IRC, or both. Neither MET Holdings nor any MET Holdings Subsidiary failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. Each funded Employee Plan is fully funded such that the fair market value of the net assets of the Employee Plan equals or exceeds the present value of all accrued benefits and other liabilities under such Employee Plan. No events have occurred or are expected to occur with respect to any Employee Plan that would cause a material change in the value of the assets or the amount or present value of accrued benefits and other liabilities of such Employee Plan.

                  (d) No Employee Plan or Benefit Arrangement, individually or collectively, provides for any payment by MET Holdings or any MET Holdings Subsidiary to any employee or independent contractor, in connection with or as a result of the transactions contemplated by this Agreement, that is not deductible under either Section 162(a)(1), 162(m), 280G or 404 of the IRC.

                  3.2.14. Compliance with Applicable Laws. Each of MET Holdings and any MET Holdings Subsidiary has complied with all Laws applicable to it or to the operation of its business and none of them has received any notice of any alleged claim or threatened claim, violation of or liability or potential responsibility under such Laws that has not heretofore been cured and for which there is no remaining liability.

                  3.2.15. Regulatory Filings and Reports. Since December 31, 1991, MET Holdings and each MET Holdings Subsidiary has filed all documents required to be filed by it under federal securities laws and Laws applicable to savings and loan holding companies, broker-dealers and investment advisors, and applicable Regulations thereunder, and all such documents, as finally amended, were complete and accurate, complied in all material respects as to form and substance with all applicable requirements of law and regulation and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.2.16.  Tax Matters.

                  (a) MET Holdings has timely filed on behalf of itself and any MET Holdings Subsidiary, with the appropriate Governmental Authorities, the Tax Returns. All of the Tax Returns are accurate and complete in all material respects.

                  (b) MET Holdings and each MET Holdings Subsidiary have collected and withheld all taxes which they are or have been required to collect or withhold and have timely submitted all such collected and withheld amounts to the appropriate authorities. MET Holdings and each MET Holdings Subsidiary are in compliance with the back-up withholding and information reporting requirements under the IRC, and the rules and regulations of the Internal Revenue Service thereunder.

                  (c) All federal, state and local taxes, due and payable by MET Holdings or any MET Holdings Subsidiary pursuant to the Tax Returns, or pursuant to any assessment with respect to taxes, penalties or interest in any of such jurisdictions, have been accrued or paid.

                  (d) The reserves for taxes contained in the financial statements (including the notes thereto) described in Section 3.2.8 of this Agreement are adequate to cover the tax liabilities, including penalties and interest, of MET Holdings and any MET Holdings Subsidiary for all periods up to and including December 31, 1995.

                  (e) Neither MET Holdings nor any MET Holdings Subsidiary has received any notice of deficiency or assessment or proposed deficiency or assessment by the Internal Revenue Service or any other taxing authority in connection with the Tax Returns that has not been brought to the attention of TeleBanc management. There is no action, suit, proceeding, audit, examination, investigation, or claim pending, or to the Knowledge of any of MET Holdings' officers and directors, or those of any MET Holdings Subsidiary, threatened, in respect of any taxes for which MET Holdings or any MET Holdings Subsidiary is or may become liable if such action, suit, proceeding, audit, examination, investigation, or claim were to be resolved, in whole or in part, adversely to MET Holdings or any MET Holdings Subsidiary that has not been brought to the attention of TeleBanc management. To the Knowledge of any of MET Holdings' officers and directors, or those of any MET Holdings Subsidiary, no fact exists which constitutes grounds for the assessment of material additional taxes with respect to MET Holdings or any MET Holdings Subsidiary that has not been brought to the attention of TeleBanc management. MET Holdings has provided to TeleBanc a true, correct and complete copy of the agreement for the allocation or sharing of taxes among MET Holdings and any MET Holdings Subsidiary.

                  (f) Neither MET Holdings nor any MET Holdings Subsidiary has waived any Law fixing, or consented to the extension of, any period of time for assessment of any tax.

                  (g) Neither MET Holdings nor any MET Holdings Subsidiary has made an election under Section 341(f) of the IRC.

                  (h) MET Holdings has provided to TeleBanc complete and correct copies of the Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to taxes for each taxable year of MET Holdings and each MET Holdings Subsidiary as to which the applicable statute of limitations has not run on the date hereof. For this purpose, "correspondence and documents" include, without limitation, amended tax returns, claims for refunds, notices from taxing authorities of proposed changes or adjustments to taxes or tax returns, consents to assessment or collection of taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from taxing authorities relating to any material tax liability of MET Holdings or any MET Holdings Subsidiary.

                  3.2.17. Broker's Fees. No agent, finder, broker, investment banker, person or firm acting on behalf or under authority of MET Holdings is or will be entitled to any fee as compensation for services as broker or finder or any other commission or similar fee directly or indirectly in connection with this Agreement or any of the transactions contemplated hereby.

                  3.2.18. No Misrepresentation. None of the representations and warranties of MET Holding set forth in this Agreement nor any matter disclosed in any of the schedules, lists, certificates, exhibits or other documents delivered to TeleBanc hereunder or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


4.        COVENANTS


         4.1.      Regulatory Applications.

                  Upon the execution and delivery of this Agreement, the parties hereto shall thereupon cause to be prepared and filed, as soon as is reasonably practical, all required Applications and any other filings with Governmental Authorities which are necessary or contemplated for the consummation of the Merger. Such filing deadline is subject to receipt by the filing party from each other party hereto of all information required in connection with the filing of such Applications and other filings. The parties hereto will use their best efforts to supply, on a timely basis, each other party all information required in connection with the preparation and filing of such Applications and other filings. Such Applications and filings shall be in such forms as may be prescribed by the respective Governmental Authorities and shall contain such information as they may require. The parties hereto will cooperate with each other, including their respective attorneys, advisers and other representatives, and will use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, Regulatory Approvals, and authorizations of Governmental Authorities and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement; provided, however, that TeleBanc shall not be obligated to amend any Application or other filing, or take any action in connection with such application or other filing, which TeleBanc reasonably determines would result in a Material Adverse Change in MET Holdings or a Material Adverse Change in TeleBanc. TeleBanc shall deliver to MET Holdings, and MET Holdings shall deliver to TeleBanc, reasonably in advance of the time it intends to file any such Application or other filing, a draft of the proposed Application or other filing, and each shall cooperate with the other in responding to and considering any reasonable questions or comments regarding such draft before it is finalized and filed, provided that such questions or comments are received on a timely basis so as to permit response or incorporation.


         4.2.      Registration Statement.

                  (a) Upon the execution and delivery of this Agreement, TeleBanc shall thereupon cause to be prepared and filed with the SEC, as soon as reasonably practical (provided that MET Holdings has given to TeleBanc all information concerning MET Holdings which is required for inclusion in the Registration Statement, including the Proxy Statement/Prospectus), a Registration Statement, including the Proxy Statement/Prospectus, complying in form and substance in all material respects with the requirements of applicable Laws for the purpose of registering the TeleBanc Stock to be issued in exchange for MET Holdings Stock and will use its best efforts to have the Registration Statement declared effective by the SEC upon receipt of the Regulatory Approvals, or as soon thereafter as possible, and remain effective through the Closing Date.

                  (b) TeleBanc shall deliver to MET Holdings, reasonably in advance of the time it intends to file the Registration Statement with the SEC, a draft Registration Statement for review and comment upon all information relating to MET Holdings and any MET Holdings Subsidiary that appears in the Registration Statement. TeleBanc shall cooperate with MET Holdings in responding to and considering any reasonable questions or comments regarding such draft Registration Statement before it is finalized and filed, provided that such questions or comments are received on a timely basis so as to permit response or incorporation.

                  (c) If at any time after the Registration Statement is first filed with the SEC, and prior to the Closing Date, any event relating to MET Holdings or any MET Holdings Subsidiary should be discovered which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Proxy Statement/Prospectus, MET Holdings shall promptly so inform TeleBanc, and will furnish all necessary information to TeleBanc relating to such event. TeleBanc shall thereupon cause an amendment to the Registration Statement to be filed with the SEC, and upon the effectiveness of such amendment, if appropriate, MET Holdings will take any necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the holders of MET Holdings Stock entitled to vote at the MET Holdings Shareholders Meeting (as defined in Section 4.3(a) hereof), and will transmit such amendment or supplement as promptly as practical.

         4.3.      Shareholder Approvals.

                  (a) At such time as TeleBanc and MET Holdings may reasonably agree, and no later than five Business Days following the later to occur of receipt of the Regulatory Approvals or the day the Registration Statement
(including any amendments necessitated by Regulatory Approvals) is declared effective by the SEC, each of MET Holdings and TeleBanc will (i) duly and properly call, and give notice of, and thereafter cause to be convened and held no later than 30 days after such notice, a meeting of its shareholders (including any adjournment of such meeting which may be necessary), for the purpose of approving this Agreement (including the Plan of Merger) and for such other purposes as may be necessary to effect the transactions contemplated hereby (respectively, the "MET Holdings Shareholders Meeting" and the "TeleBanc Shareholders Meeting"), and (ii) subject to the fiduciary duty of its directors, recommend to its shareholders the approval of this Agreement (including the Plan of Merger) and use its best efforts to obtain, as promptly as reasonably practical, such shareholder approval as may be necessary to effect the Merger.

                  (b)  At   the   earlier   of   the   time   that   the   Proxy
Statement/Prospectus is mailed to the shareholders of MET Holdings or TeleBanc for the solicitation of proxies for the approvals referred to above in connection with the MET Holdings Shareholders Meeting or the TeleBanc Shareholders Meeting and at all times subsequent to such mailing up to and including the Closing Date, TeleBanc shall cause all information set forth in the Proxy Statement/Prospectus (including any supplements thereto) relating to TeleBanc and any TeleBanc Subsidiary, this Agreement, the Plan of Merger, the Merger, and all other transactions contemplated hereby and thereby, and any other documents or notices delivered to shareholders in connection therewith:

                           (i) to comply in all material respects with applicable provisions of the Exchange Act and rules and regulations of the SEC thereunder and all other applicable Laws; and

                           (ii) to not contain any statement  which, at the time
                  and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

TeleBanc's obligations hereunder are subject to MET Holdings promptly furnishing TeleBanc with the information relating to MET Holdings and each MET Holdings Subsidiary which is required under applicable Laws for inclusion in the Proxy Statement/Prospectus, which information MET Holdings represents and warrants to TeleBanc shall not contain any statement which, at the time and in light of the circumstances under which it is furnished, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the information furnished therein not false or misleading. MET Holdings further represents and warrants to TeleBanc that it will amend, supplement or revise any information so furnished as necessary to make the foregoing sentence correct and true in all material respects at and as of all times from the date of the mailing of the Proxy Statement/Prospectus to and including the Closing Date.

                  (c)  At   the   earlier   of   the   time   that   the   Proxy
Statement/Prospectus is mailed to the shareholders of MET Holdings or TeleBanc for the solicitation of proxies for the approvals referred to above in connection with the MET Holdings Shareholders Meeting or the TeleBanc Shareholders Meeting and at all times subsequent to such mailing up to and including the Closing Date, MET Holdings shall cause all information set forth in the Proxy Statement/Prospectus (including any supplements thereto) relating to MET Holdings and any MET Holdings Subsidiary, this Agreement, the Plan of Merger, the Merger, and all other transactions contemplated hereby and thereby, and any other documents or notices delivered to shareholders in connection therewith:

                           (i) to comply in all material respects with applicable provisions of the Exchange Act and rules and regulations of the SEC thereunder and all other applicable Laws; and

                           (ii) to not contain any statement  which, at the time
                  and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

MET Holdings' obligations hereunder are subject to TeleBanc promptly furnishing MET Holdings with the information relating to TeleBanc and each TeleBanc Subsidiary which is required under applicable Laws for inclusion in the Proxy Statement/Prospectus, which information TeleBanc represents and warrants to MET Holdings shall not contain any statement which, at the time and in light of the circumstances under which it is furnished, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the information furnished therein not false or misleading. TeleBanc further represents and warrants to MET Holdings that it will amend, supplement or revise any information so furnished as necessary to make the foregoing sentence correct and true in all material respects at and as of all times from the date of the mailing of the Proxy Statement/Prospectus to and including the Closing Date.


         4.4.      Blue Sky.

                  (a) TeleBanc shall take all actions necessary to have the shares of TeleBanc Stock to be delivered in exchange for the MET Holdings Stock qualified or registered for offering and sale, or to identify and perfect an exemption therefrom, under the securities or "Blue Sky" laws of each jurisdiction within the United States in which shareholders of MET Holdings reside.

                  (b) TeleBanc shall provide all such notices and make such all filings as may be required in connection with the transactions contemplated hereby.


         4.5.      Other Approvals.

                  The parties shall cooperate and use their best efforts to obtain all written consents and approvals of other persons in connection with any lease or other agreement the benefits of which cannot be retained upon consummation of the transactions contemplated hereby without such written consent or approval.


                  4.6. Conduct of the Business of MET Holdings and each MET Holdings Subsidiary.

                  4.6.1. Negative Covenants. From and after the date of this Agreement up to and including the Closing Date, none of MET Holdings or any MET Holdings Subsidiary shall, except with the prior written consent of TeleBanc, which consent shall not be unreasonably withheld, do any one or more of the following:

                  (a) Except for the MET Holdings Stock issuable upon exercise of existing MET Holdings Options, issue any shares of MET Holdings Stock or securities exercisable for or convertible into any such shares (including the grant of additional options or other rights under the MET Holdings Option Plans or any similar plan of MET Holdings);

                  (b) Except as otherwise provided by this Agreement, (i) amend or enter into any agreement with any employee establishing the terms of employment or severance or termination benefits; (ii) adopt or establish any Employee Plan or Benefit Arrangement or amend, supplement or otherwise modify any existing Employee Plan or Benefit Arrangement; or (iii) make additional grants or contributions under any existing Employee Plans or Benefit Arrangements except in accordance with past practices;

                  (c) Increase the compensation payable to any director, officer or employee, or pay any bonuses to any officer or employee;

                  (d)      Incur any material indebtedness;

                  (e) Sell, purchase or lease, or commit to sell, purchase or lease, any material assets, except for transactions pursuant to legally binding agreements or commitments entered into or approved before the date hereof and transactions otherwise permitted by this Agreement;

                  (f) Pay any  dividend,  acquire any of its  capital  stock (by
repurchase,   tender,  redemption  or  otherwise)  or  make  any  other  capital distribution;

                  (g) Engage in any securities or other trading activity, except in the ordinary course of business and consistent with past practice;

                  (h) Make any capital expenditure in excess of $5,000, except in accordance with budget terms supplied to TeleBanc by MET Holdings hereafter and specifically approved by TeleBanc;

                  (i) Make any change in its capital stock by split, reverse split, reclassification, combination, subdivision, or otherwise;

                  (j)      Amend its certificate of incorporation or by-laws;

                  (k) Merge, combine, or consolidate with or into, or permit the merger into it of, any other corporation, association, trust, or entity or change in any manner the character of its business;

                  (l) Invest in a MET Holdings Subsidiary or enter into any joint venture, management agreement, partnership (general or limited) agreement, or other business enterprise;

                  (m) Make any investment that does not conform to its existing investment policies;

                  (n) Settle or otherwise agree to cease proceedings with respect to any claims, actions, suits, or other proceedings, where such settlement or other agreement would require any charge against the income or assets of MET Holdings or any MET Holdings Subsidiary;

                  (o) Change or modify in any way any current accounting policy or practice with respect to the MET Holdings' financial statements prepared in accordance with generally accepted accounting principles;

                  (p) Change or modify in any way business or operating policies, practices or procedures, as in effect on the date hereof;

                  (q) Engage in any other transaction that is not consistent with past practices and in the ordinary course of the business of MET Holdings or such MET Holdings Subsidiary, as the case may be;

                  (r) Make any payment to any director, officer, employee or independent contractor, in connection with or as a result of the transactions contemplated by this Agreement, or otherwise, that is not deductible under either Section 162(a)(1) 162(m), 280G or 404 of the IRC; or

                  (s) Not take any affirmative action which would cause to not be true as of the Closing Date any of the representations and warranties of MET Holdings or any MET Holdings Subsidiary.

                  4.6.2. Affirmative Covenants. To the extent not otherwise restricted or limited by the terms of this Agreement, MET Holdings and each MET Holdings Subsidiary shall:

                  (a) carry on its business in all material respects in substantially the same manner as heretofore conducted;

                  (b) use its best efforts to preserve intact the business of MET Holdings and each MET Holdings Subsidiary, to keep available their present officers and key employees, to preserve the goodwill of customers and others having business relationships with MET Holdings and each MET Holdings Subsidiary, and to comply in all material respects with applicable Laws; and

                  (c) promptly notify TeleBanc in writing of the existence or happening of any Material Adverse Change in MET Holdings, Default, or any event or matter that, with notice or passage of time, would constitute a Default.


         4.7.      Employee Plans.

                  From the date of this Agreement to the Closing, MET Holdings shall not terminate any of its Employee Plans and MET Holdings will use its best efforts to arrange for the assignment and assumption by TeleBanc, pursuant to the Merger, of each of the Employee Plans of Met Holdings.


         4.8.      Access to Information.

                  (a) From the date hereof until the Closing, MET Holdings shall furnish to TeleBanc and its authorized representatives, and TeleBanc shall furnish to MET Holdings and its authorized representatives, upon reasonable notice and during ordinary business hours, full access to all of its respective books, records, properties, operations and activities, including, but not limited to, all contracts, commitments, and all loan, investment, accounting, tax and property records and files (and those of its subsidiaries).

                  (b) Until the Closing Date, TeleBanc and MET Holdings shall provide to the other financial statements and other information and reports at the same time such reports are provided to their respective board of directors for the preceding calendar month period. Each of TeleBanc and MET Holdings hereby covenants that the consolidated statements of financial condition included in the financial statements (including the related notes, where applicable) to be delivered pursuant to this Section 4.8(b) will fairly present, the consolidated financial condition of TeleBanc or MET Holdings, as the case may be, as of the respective dates set forth therein, and the related consolidated statements of income, shareholders' equity and cash flows (including the related notes, where applicable) will fairly present the consolidated results of operations, shareholders' equity and cash flows of TeleBanc or MET Holdings, as the case may be, for the respective periods or as of the respective dates set forth therein, and that each of such financial statements will be prepared in accordance with generally accepted accounting principles consistently applied during the periods involved.

                  (c) MET Holdings and TeleBanc shall provide to each other complete and correct copies of all reports presented to either of them or any of their respective subsidiaries by their independent accountants after the date hereof and for any preceding fiscal years with respect to internal accounting controls. Each of MET Holdings and TeleBanc represents and warrants to the other that all recommendations made in such prior reports have been implemented.


         4.9.      Confidentiality.

                  Any and all commercial, financial, technical, or other information regarding MET Holdings, TeleBanc or their respective subsidiaries or their respective businesses, properties, and personnel, or that of their respective officers, directors, control persons, or affiliates, including such information obtained in accordance with Section 4.8 above (the "Confidential Information"), which is derived or results from access by such party (or their authorized agents and representatives) to the properties, books, contracts, commitments, and records of the other party or its subsidiaries pursuant to the provisions of this Agreement, whether obtained before or after the execution of this Agreement, shall be held in strict confidence; and the party in possession of the Confidential Information shall exercise the same degree of care with respect thereto that it uses to preserve and safeguard its own confidential proprietary information. Such Confidential Information shall not directly or indirectly be divulged, disclosed or communicated to any other person or entity or used for any purposes other than those expressly contemplated by this Agreement, except as otherwise required by judicial or regulatory authorities having jurisdiction in respect thereof. Each party shall cause its authorized agents and representatives to maintain the confidentiality of Confidential Information. In the event the transactions contemplated by this Agreement are not consummated for any reason, the confidentiality of such Confidential Information shall be maintained by such party and its authorized agents and representatives (except to the extent that such Confidential Information can be shown to be previously known to such party or later acquired by it from legitimate sources or otherwise available to the public). MET Holdings and
TeleBanc acknowledge and agree that any prior agreements regarding the confidentiality of Confidential Information shall not merge into and shall survive the execution and delivery of this Agreement, except that to the extent that the terms and provisions of this Section impose more stringent restrictions and limitations on the parties, the terms and provisions of this Section shall supersede the previously executed and delivered confidentiality agreements.


         4.10.     Best Efforts.

                  Each party hereto agrees to use such party's best efforts to cause the conditions within its control to be satisfied and to effect the Merger.

5.        CONDITIONS


         5.1.      Conditions to Obligations of the Parties.

                  The obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions precedent:

                  5.1.1.  Termination.   This  Agreement  shall  not  have  been
terminated in accordance with its terms.

                  5.1.2. Regulatory Approvals. All Regulatory Approvals shall have been obtained; no Regulatory Approval shall contain any condition that would require any material modification or nonperformance of the terms of this Agreement; all Regulatory Approvals shall remain in full force and effect and all conditions and requirements set forth in any Regulatory Approval that are required to be satisfied on or before the Closing Date, including the expiration of any waiting periods, shall have been satisfied or properly waived.

                  5.1.3 Shareholder Approvals. This Agreement (including the Plan of Merger) shall have been approved by the requisite vote of the shareholders of MET Holdings and TeleBanc in accordance with applicable Laws and the respective certificate of incorporation and bylaws of MET Holdings and TeleBanc.

                  5.1.4.   Matters Regarding TeleBanc Stock.

                  (a) Registration Statement. The Registration Statement shall have been declared effective by the SEC, shall remain effective and shall not be subject to a stop order or any threatened stop order.

                  (b) Blue Sky. The shares of TeleBanc Stock to be issued in exchange for MET Holdings Stock as part of the Merger Consideration shall have been qualified or registered for offering and sale under the securities or "Blue Sky" Laws of each jurisdiction within the United States in which shareholders of MET Holdings reside where such qualification or registration is necessary, and no order suspending the sale of such shares of TeleBanc Stock in any such jurisdiction shall have been issued on or before the Closing Date, such qualification or registration shall remain in effect and no proceedings to suspend the sale of such shares shall have been instituted or, to the Knowledge of any of TeleBanc's directors and officers, shall be contemplated.

                  5.1.5. Escrow Agreements. TeleBanc, MET Holdings and the Escrow Agent(s) shall have entered into the Caplan/Smilow Escrow Agreement and the Stockholder Escrow Agreement.


         5.2. Conditions to Obligations of TeleBanc.

                  The obligations of TeleBanc to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions precedent, any one or more of which may be waived by TeleBanc, in its sole and absolute discretion:

                  5.2.1. Representations and Warranties. The representations and warranties of MET Holdings contained in this Agreement shall be true, correct and complete in all material respects when made on the date of this Agreement and on the Closing Date.

                  5.2.2. Regulatory Approvals. The Regulatory Approvals shall not contain any condition, obligation or other term which TeleBanc reasonably determines to be materially burdensome.

                  5.2.3. Other Approvals. Except for such consents, approvals, permits and other authorizations that, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of MET Holdings and each MET Holdings Subsidiary, taken as a whole, MET Holdings shall have obtained (i) the consent or approval of other persons in connection with any lease, agreement or other arrangement, the benefits of which cannot be retained upon consummation of the transactions contemplated hereby without such consent or approval, (ii) all permits or other authorizations other than Regulatory Approvals required to consummate the transactions contemplated hereby, and (iii) from each of the holders of the Promissory Notes, a waiver of the right of repayment set forth in
Section 6 of its respective Promissory Note.

                  5.2.4. Fairness Opinion. TeleBanc shall have received from the Financial Advisor, or such other financial adviser as TeleBanc may select, an opinion dated the date of or immediately before the date of this Agreement and an update of such opinion dated within five Business Days before the Closing Date, concluding that, in such financial adviser's opinion, the Merger Consideration is fair, from a financial point of view, to TeleBanc and its shareholders (other than MET Holdings).

                  5.2.5. No Material Adverse Change. As of the Closing Date, there shall have been no Material Adverse Change in MET Holdings from that which was represented and warranted on the date of this Agreement pursuant to this Agreement.

                  5.2.6. Tax Opinion. TeleBanc shall have received the Tax Opinion. The Tax Opinion shall have been obtained without the imposition of any condition that is materially burdensome to TeleBanc. The Tax Opinion shall remain in full force and effect and all conditions and requirements set forth therein that are required to be satisfied on or before the Closing Date shall have been satisfied or properly waived.

                  5.2.7. Compliance. MET Holdings shall have in all material respects performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by MET Holdings on or prior to the Closing Date. There shall not exist a Default or matter that, with notice and/or passage of time, would constitute a Default by MET Holdings under this Agreement.

         5.3. Conditions to Obligations of MET Holdings.

                  The obligations of MET Holdings to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions precedent, any one or more which may be waived by MET Holdings, at its sole and absolute discretion:

                  5.3.1. Representations and Warranties. The representations and warranties of TeleBanc contained in this Agreement shall be true, correct and complete in all material respects when made on the date of this Agreement and as of the Closing Date.

                  5.3.2. No Material Adverse Change. As of the Closing Date, there shall have been no Material Adverse Change in TeleBanc from that which was represented and warranted on the date of this Agreement pursuant to this Agreement.

                  5.3.3. Compliance. TeleBanc shall have in all material respects performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by TeleBanc on or prior to the Closing Date. There shall not exist a Default or matter that, with notice and/or passage of time, would constitute a Default by TeleBanc under this Agreement.


6.        CLOSING


         6.1.      Time and Place of Closing.

                  The Closing shall take place on the Closing Date at 9:00 a.m. at TeleBanc's corporate office, located in Arlington, Virginia, or at such other time and place on the Closing Date as the parties may mutually agree.


         6.2.      TeleBanc Deliveries.

                  On the Closing Date, TeleBanc shall deliver or cause to be delivered to MET Holdings, or in the case of the Merger Consideration, to an agent (the "Exchange Agent") for the stockholders of MET Holdings receiving all of the Merger Consideration other than the Caplan/Smilow Escrow Shares and the Stockholder Escrow Shares, which shares shall be delivered to the Escrow Agent(s), with each instrument being dated as of the Closing Date and fully executed, attested, notarized and acknowledged, as appropriate, (i) the Merger Consideration, (ii) the Amended and Restated Certificate of Incorporation of TeleBanc certified by the Secretary of State of Delaware, and (iii) such documents and instruments as MET Holdings may deem reasonably necessary to consummate the Merger and any other transactions contemplated by this Agreement, provided that such documents and instruments are consistent with the parties' intent as expressed in this Agreement.


         6.3.      MET Holdings Deliveries.

                  On the Closing Date, MET Holdings shall deliver or cause to be delivered to TeleBanc, with each document and instrument being dated as of the Closing Date and fully executed, attested, notarized and acknowledged, as appropriate, (i) the Restated Certificate of Incorporation of MET Holdings, as amended, certified by the Secretary of State of Delaware, and (ii) such documents and instruments as TeleBanc may deem reasonably necessary to consummate the Merger and any other transactions contemplated by this Agreement, provided that such documents and instruments are consistent with the parties' intent as expressed in this Agreement.


         6.4.      Fees and Closing Costs.

                  6.4.1 Each party shall pay all reasonable fees and costs of its own attorneys, accountants, financial advisers and other professionals incurred in connection with the transactions contemplated by this Agreement, and TeleBanc hereby expressly consents to the payment by MET Holdings, and MET
Holdings hereby expressly consents to the payment by TeleBanc, before or simultaneously with the Closing, of such reasonable fees and costs for which the other is responsible under this Section.

                  6.4.2 Expenses in connection with the "Blue Sky" registration and approvals of TeleBanc Stock shall be paid by TeleBanc.

                                      -24

                  6.4.3 All other fees and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.


7.        TERMINATION


         7.1.      Mutual Consent.

                  The parties may terminate this Agreement at any time by mutual written agreement.


         7.2.      Other Termination.

                  Provided that there does not then exist any Default by the party or parties giving such notice, MET Holdings, on the one hand, or TeleBanc, on the other, may terminate this Agreement by giving notice (a "Termination Notice") to the other at the time designated in this Section or, in the absence of such designation, at any time up to and including the Closing Date, if any one or more of the following shall have occurred and be continuing:

                  7.2.1. Termination By Any Party. Any party may terminate this Agreement under any one or more of the following circumstances:

                  (a) at any time after March 31, 1997, if the Closing shall not have occurred for any reason other than a Default by the party giving such notice;

                  (b) this Agreement is not approved by the requisite vote of the shareholders of MET Holdings or TeleBanc.

                  (c) any Application for Regulatory Approval is denied or withdrawn and is not modified or supplemented and resubmitted in a manner that the party giving the notice believes is responsive to the comments of the applicable Governmental Authority within 90 days after it is so denied or withdrawn;

                  (d) a court or other Governmental Authority of competent jurisdiction shall have issued an order, writ, injunction or decree or shall have taken any other action permanently restraining or otherwise prohibiting the Merger and such order, writ, injunction, decree or other action shall have become final and nonappealable.

                  7.2.2. Termination By TeleBanc. TeleBanc may terminate this Agreement under any one or more of the following circumstances:

                  (a) at any time if there shall have occurred a Default by MET Holdings;

                  (b) on the Closing Date, if any Closing Condition set forth in
Section 5.1 or Section 5.2 shall not have been satisfied;

                  (c) at any time if a Material Adverse Change in MET Holdings has occurred and;

                  (d) at any time up to and including 45 days from the date hereof if, based upon its corporate investigation of MET Holdings, TeleBanc reasonably, determines that the business and operations of MET Holdings are not substantially as represented and warranted on the date hereof.

                  7.2.3. Termination By MET Holdings. MET Holdings may terminate this Agreement under any one or more of the following circumstances:

                  (a) at any time if there shall have occurred a Default by TeleBanc;

                  (b) on the Closing Date, if any condition precedent set forth in Section 5.1 or Section 5.3 shall not have been satisfied; and

                  (c) at any time if a Material Adverse Change in TeleBanc has occurred.


         7.3.      Effect of Termination.

                  Termination of this Agreement pursuant to this Section 7 shall not relieve any party of any liability for a Default or other breach, default or nonperformance under this Agreement.


8.        MISCELLANEOUS


         8.1.      Notices.

                  Unless expressly provided otherwise in this Agreement, any notice, request, demand or other communication required to be given under this Agreement shall be in writing, shall be deemed to be given or delivered (a) on the date of personal delivery of the notice, request, demand or other communication at or before 4:00 p.m. Eastern Standard Time (or Eastern Daylight Savings Time if then in effect in Virginia), (b) on the third Business Day after the day of mailing of such notice, request, demand or other communication by United States Registered Mail or United States Certified Mail, postage prepaid, or (c) on the next Business Day after mailing of such notice, request, demand or other communication by express courier, freight charges prepaid, to the parties (including any person or entity designated for receipt of a photocopy thereof) at the following addresses or at such other address as any of the parties may hereafter specify in the aforementioned manner:

If to TeleBanc:                    TeleBanc Financial Corporation
                                   1111 North Highland Street
                                   Arlington, Virginia  22201
                                   Attention:  Aileen Lopez Pugh

And to:                            Hogan & Hartson L.L.P.
                                   Columbia Square
                                   555 Thirteenth Street, N.W.
                                   Washington, D.C.  20004-1109
                                   Attention:   Stuart G. Stein, Esq.

If to MET Holdings:                MET Holdings Corporation
                                   405 Park Avenue, Suite 1104
                                   New York, New York  10022
                                   Attention:  Emidio Morizio


         8.2.      Entire Agreement.

                  Except as expressly provided otherwise in this Agreement, this Agreement constitutes the entire agreement of the parties hereto with respect to the matters addressed herein and, except as expressly set forth herein, supersedes all prior or contemporaneous contracts, covenants, agreements, representations, warranties and statements, whether written or oral, with respect to such matters.

                                      -26

         8.3.      Amendment.

                  This Agreement may not be amended, changed, modified or terminated, except by written instrument executed by all parties to this Agreement.


         8.4.      Waiver.

                  Except as expressly provided herein, no waiver by any party of any failure or refusal of any other party to comply with one or more of its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply by such other party. No waiver shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth.


         8.5.      Severability.

                  If any term or provision of this Agreement or application thereof to any person or circumstances shall, to any extent, be found by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each other term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law unless, as a result, the intent of the parties as expressed in this Agreement would be violated.


         8.6.      Captions.

                  The title of this Agreement and the headings of the various paragraphs of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.


         8.7.      Governing Law.

                  Both parties to this Agreement are Delaware corporations. This Agreement shall be construed and enforced according to the laws of that State (not including the choice of law rules thereof), unless and to the extent that the laws of the United States govern the performance of this Agreement.


         8.8.      No Third Party Beneficiaries.

                  Except as expressly provided herein, this Agreement is made and entered into for the sole protection and benefit of the parties hereto, and no other person or entity shall have any right of action hereon, right to claim any right or benefit from the terms contained herein or be deemed a third party beneficiary hereunder.


         8.9.      Assignability.

                  All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective transferees, successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties and obligations of the parties hereto may be assigned or delegated by any party hereto without the prior written consent of the other party to this Agreement and any such purported or attempted assignment shall be null and void ab initio and of no force or effect.


         8.10.     Parties Not Partners.

                  Nothing contained in this Agreement shall constitute any party as a partner with, agent for or principal of any one or more of the other parties or their successors and assigns.


         8.11.     Counterparts.

                  This Agreement and the documents and instruments to be executed and delivered pursuant to this Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one instrument.


         8.12.     Cumulative Remedies.

                  Unless expressly provided otherwise herein, the remedies of each party provided for herein shall be cumulative and concurrent and shall include all other rights and remedies available at law or in equity, may be pursued singly, successively or together, at the sole and absolute discretion of the applicable party and may be exercised as often as occasion therefor shall arise.


         8.13.     Time of Performance.

                  If any payment to be made or obligation to be performed hereunder is to be made or performed on a day other than a Business Day, it shall be deemed to be made or performed in a timely manner if done on the next succeeding Business Day.


         8.14.     Further Assurances.

                  Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or desirable to satisfy the Closing Conditions and to consummate and make effective the Merger and the other transactions contemplated by this Agreement. If, any time after the Closing Date, any further action is necessary, proper or desirable to effect the purposes of this Agreement, the proper officers and directors of each party of this Agreement shall take all such further action.


         8.15.     Time of Essence.

                  Time is of the essence of this Agreement.


         8.16.     Survival.

                  (a) Except as specifically provided otherwise herein, none of the representations, warranties, covenants or agreements of TeleBanc contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing except to the extent that performance thereof is to occur subsequent to the Closing Date.

                  (b) Except as specifically provided otherwise herein, all of the representations, warranties, covenants or agreements of MET Holdings contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of two years from the Closing Date; provided, however, that this two year period shall be extended with respect to claims in respect of taxes or employee benefits to 30 days after the expiration of the applicable statutory period for such assessments.


         8.17.     Indemnification of TeleBanc.

                  After the Closing, TeleBanc and its successors and assigns, shall be indemnified and held harmless against and from any loss, liability, obligation, claim, demand, damage, or expense, including without limitation reasonable attorneys' fees and disbursements, which is directly or indirectly suffered or incurred at any time by TeleBanc or any of its successors or assigns, and which arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, any of the following:

                  (a) for any claim made by TeleBanc of any false, misleading or inaccurate representation or warranty made by MET Holdings in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, or any breach of or omission with respect to any such representation or warranty;

                  (b) for any claim made by TeleBanc of any breach, violation, or nonfulfillment by MET Holdings of, or any failure by MET Holdings to perform any covenant, agreement, obligation or other provision contained in this Agreement;

                  (c) for any violation of the obligations of MET Holdings set forth in Sections 4.3(b) and (c); and

                  (d) for any action, lawsuit or other proceeding arising from or relating to any of the foregoing if a claim is made by TeleBanc within the applicable period set forth in Section 8.16(b).

                  Any claim by TeleBanc or its successors or assigns pursuant to this Section 8.17 shall be satisfied only by recourse to the Stockholder Escrow Shares and only to the extent any such shares remain in the Escrow Account provided for in Section 2.2.1(c).

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                      TELEBANC FINANCIAL CORPORATION


                                      By:   /s/ Mark Rollinson
                                      Name:  Mark Rollinson


ATTEST


By:   /s/ Sang-Hee Yi
          Asst. Secretary

                                      MET HOLDINGS CORPORATION


                                      By:   /s/ Mitchell Caplan
                                      Name:  Mitchell Caplan
                                      Title:  President

ATTEST


By:_______________________
     Secretary

                                  EXHIBIT LIST

EXHIBIT A                  Statement of Earnings Requirements

                                    EXHIBIT A

                       Statement of Earnings Requirements

         Between the Closing Date and up to and including the Escrow Termination Date, at such time as Arbor has $1,875,000 of cumulative net income, determined in accordance generally accepted accounting principles, as measured from the Closing Date (the "Initial Arbor Earnings Goal"), then, for each $10.31 of additional cumulative net income (determined in accordance with generally accepted accounting principles, of Arbor, as measured at the end of each fiscal quarter) one share of the TeleBanc Stock deposited in the Stockholder Escrow Account pursuant to Section 2.2.1(c) of the Agreement and Plan of Merger (the "Release Ratio") shall be released from escrow, pursuant to the terms of Section 2.2.1(c) and the Stockholder Escrow Agreement.